Exhibit 99.1

ITEM 1. BUSINESS

Overview

Perspecta is a leading provider of end-to-end enterprise information technology ("IT"), mission, and operations-related services across the United States ("U.S.") federal government to the Department of Defense (“DoD”), the intelligence community, and homeland security, civilian and health care agencies, as well as to certain state and local government agencies through two reportable segments: (1) Defense and Intelligence, which provides services to the DoD, intelligence community, branches of the U.S. Armed Forces, and other DoD agencies and (2) Civilian and Health Care, which provides services to the Departments of Homeland Security, Justice, and Health and Human Services, as well as other federal civilian and state and local government agencies.

Using our market-leading enterprise offerings and solutions, we help our government customers implement modern collaborative workplaces, hybrid cloud platforms and integrated digital systems of engagement with their enterprise management systems. By delivering these modern enterprise solutions, often while ensuring interoperability with mission critical legacy systems, we help our government customers better realize the benefits of technology, which will ultimately enable them to fulfill their mission objectives and achieve business outcomes.

In addition to providing substantial benefits through increased efficiencies and capabilities, we believe demand for our services is also driven by the technological advances that already reinvented commercial industries, which are now exerting a similar evolutionary effect on government customers. In response to these pressures, modern government customers are increasingly turning to outside partners, such as Perspecta, to help guide them through this digital transformation.

History and Development

On May 31, 2018, DXC completed the spin-off of its U.S. Public Sector business ("USPS") held by Perspecta (the "Spin-Off"), and combination with Vencore Holding Corp. ("Vencore HC") and KGS Holding Corp. ("KGS HC") pursuant to an agreement and plan of merger dated October 11, 2017 (the “Merger Agreement”). To effect the Spin-Off, DXC distributed all of the shares of Perspecta common stock on a pro rata basis to the record holders of DXC common stock (the "Distribution"). Following the Spin-Off, on May 31, 2018, Perspecta, a Nevada Corporation, became a publicly traded company. On May 31, 2018, pursuant to the Merger Agreement, Perspecta completed the combination of USPS with Vencore HC and KGS HC through the following transactions:

•	Ultra KMS Inc., a wholly-owned subsidiary of Perspecta, merged with and into KGS HC (the “KeyPoint Merger”), with KGS HC surviving the KeyPoint Merger;

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concurrently with the KeyPoint Merger, Ultra First VMS Inc., another wholly-owned subsidiary of Perspecta, merged with and into Vencore HC (the “First Vencore Merger”), with Vencore HC surviving the First Vencore Merger; and

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immediately following the KeyPoint Merger and First Vencore Merger, Vencore HC merged with and into Ultra Second VMS LLC ("Ultra Second") (the “Second Vencore Merger” and, together with the KeyPoint Merger and the First Vencore Merger, the “Mergers”), with Ultra Second surviving the Second Vencore Merger.

As a result of these transactions, the businesses owned by Vencore HC and KGS HC became wholly-owned by Perspecta. The financial results of USPS as of and for the twelve months ended March 31, 2018 are based upon the historical results of USPS and do not give effect to the Mergers.

DXC was formed on April 1, 2017, through the strategic combination of Computer Sciences Corporation (“CSC”) with the Enterprise Services business unit (“HPES”) of Hewlett Packard Enterprise Company ("HPE") (the "HPES Merger"). Following the HPES Merger, USPS, which had been a part of HPES, became a business unit of DXC.

The Enterprise Services business was founded in 1962 by H. Ross Perot as Electronic Data Systems Corporation (“EDS”). EDS was a pioneer in IT outsourcing providing infrastructure, applications and business process outsourcing to a variety of domestic and international clients. EDS was acquired by Hewlett-Packard Company in 2008 and, in 2009, began going to market as HP Enterprise Services. On November 1, 2015, Hewlett-Packard Company completed its division into two publicly traded companies with HP Inc. focused on personal systems and printing, and HPE focused on enterprise technology infrastructure, software and services.

Mission

Government agencies are charged with achieving critical mission objectives and providing citizen services in areas such as national security, health and welfare, and national infrastructure, all while managing within significantly constrained budgets. These organizations must anticipate changing demands of the public while staying ahead of threats and adversaries. We believe IT plays a dual role in this ongoing transformation imperative, both as a driver of change and an essential enabler to adapt to evolving business and mission requirements. Given the central role IT plays, we believe we can continue to play a critical role in helping our public sector customers continue to develop innovative ways to address their specific enterprise needs as they continue to evolve technologically to address changing demands and threats.

Our Offerings

We deliver IT services and business solutions to all levels of government in the United States. Our enterprise-based offerings and solutions for U.S. government customers include:

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Cloud, Platform and IT Outsourcing ("ITO") Services. Through our cloud, platform and ITO solutions, we are able to help public sector clients transform to hybrid infrastructure and bridge private and public cloud environments into their legacy infrastructure.

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Enterprise and Cloud Applications. Our applications services and program excellence solutions for U.S. government customers cover four areas: application modernization and transformation; application development; testing and digital assurance; and application management.

•	Enterprise Security. Our enterprise security solutions include building security infrastructures into the fabric of U.S. government agencies’ digital enterprises.

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Mobility and Workplace. We offer, through three primary focus areas, a full range of services for converged mobility and workplace management: (i) Mobile Enterprise Services allows clients to manage their mobile environment as a service with solutions for procurement, provisioning, refresh, proactive Enterprise Mobility Management, hardware and software support, security, and business usage analytics; (ii) Virtual Desktop and Application Services untethers data and desktop applications from physical user devices to give workforces and partners secure access to desktops, applications, and data from any device, anywhere; and (iii) Workplace Device Services transforms traditional workplace environments to deliver a comprehensive, secure, flexible and configurable environment that provides lightweight management of desktops, laptops and mobile.

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Analytics. We offer a complete portfolio of analytics services such as analytics platforms, information governance, artificial intelligence and advisory services, to rapidly provide insights and accelerate our public sector customers’ digital transformation.

We believe our breadth of contracts and customers in the U.S. government, and our history of having partnered with public sector customers for more than 50 years, provides us with a competitive advantage. For example, we have existing contracts with a range of public sector entities ranging from the U.S. Department of Veteran Affairs ("VA") and the DoD, to the United States Postal Service, the U.S. National Aeronautics and Space Administration ("NASA"), the U.S. Food and Drug Administration (the "FDA") and large state and local government customers such as the county of San Diego, California. Based on this breadth of experience and expertise, we believe we are well positioned to help U.S. government customers continue their ongoing digital transformation journey all the while addressing real business needs.

For the years ended March 31, 2018 and October 31, 2016 and 2015, our revenue was $2,819 million, $2,732 million and $2,585 million, respectively, and net income (loss) was $208 million, $80 million and $(29) million, respectively. For the five months ended March 31, 2017, our revenue was $1,073 million and net income was $36 million.

Our core services, key capabilities, and areas of expertise are further described below.

Core Services	Cloud, Platforms and ITO	Enterprise and Cloud Applications	Enterprise Security	Mobility and Workplace	Analytics

Key Capabilities
Cloud Advisory
Workload Migrations
Platform Services
Business Continuity
Brokerage Services
Service Integration and Management
AWS and Azure Solutions
Private Cloud & Utility Services
Network Management Datacenter Hosting and Project Services
Cloud and Mobile Applications Microsoft Dynamics ServiceNow Salesforce Workday Oracle DigitalTransformation Assessment for Oracle Cloud SAP IBM
Cloud Security Services
Data Protection and Privacy
Identity and Access Management
Infrastructure and Endpoint Security
Intelligent Security Operations
Security Advisory
Security Risk Management
Threat and Vulnerability Management
Microsoft 365 Virtual Desktop Services Invisible Workplace Productivity Applications Campus and Connectivity Networks Enterprise Mobility Services
Analytics Advisory
Analytics and Big Data Platform
Analytics Solutions and Services
Artificial Intelligence and Internet of Things ("IoT") Analytics
Information Governance
Managed Business Intelligence and Analytics

Areas of Expertise	Civilian Defense National Security State, Local and Education Federal Healthcare		Digital Business Transformation Digital Government Transformation Transformation Roadmaps Managing Enterprise Risk in a Connected World Enabling the Enterprise Through Hybrid Cloud Cybersecurity

Cloud, Platforms and ITO Services

Our cloud, platforms and ITO services include incorporating modern computing platforms, such as cloud-based and hybrid cloud services and hyper-converged and converged systems, into existing or new government enterprise platforms, and assisting government customers in updating their legacy systems. Our designed and developed cloud-based services include our own Federal Risk and Authorization Management Program (“FedRAMP”) community cloud services and private clouds based on VMware which can either be hosted by the government customer or Perspecta. Through FedRAMP cloud and private cloud offerings, we are able to help our U.S. government customers run critical application workloads on shared infrastructure. In addition to creating private secure cloud solutions, we also help government customers transform to the cloud and hybrid cloud systems with cloud advisory and workload migration services. We also help our customers implement feature-rich cloud solutions by being a managed service provider of Amazon Web Services (“AWS”) and Microsoft Azure. For example, we design and develop mission-oriented cloud solutions in partnership with Microsoft Azure and AWS to modernize and transform government IT services. Our cloud experts provide a range of services to include cloud advisory, applications and workload migration, cloud infrastructure management, and cloud utilization optimization. We adhere to the DoD Secure Cloud Computing Architecture and FedRAMP criteria to meet the critical cloud security controls required by our federal, state and local government clients. We provide a compelling solution platform to achieve government-wide mandates to modernize and secure systems, improve efficiency, and reduce cost for aging government systems of record as well as new systems.

In addition to incorporating cloud platforms, we also assist our customers with IT brokerage and IT service management offering by helping clients govern and manage their IT services and workloads across the optimal mix of public, private and traditional datacenter environments, all the while providing enhanced security and high availability. For example, we provide high availability with continuity service, which is a service that helps government customers identify potential at risk systems, and protect their enterprises by implementing bespoke solutions that can mitigate the damage from a malfunction or other network failure. In the event of a malfunction or network failure, we also assist our government customers by helping them recover their IT infrastructure, data and applications by moving these systems to one of our recovery centers. We also provide traditional datacenter hosting, network, storage and mainframes services and other solutions to help government customers maintain efficient IT platforms.

We believe that demand for cloud, platform and ITO services will continue to be strong. For example, as government organizations create a new “right mix” of applications and data, they are looking for a right mix of infrastructure to support it, some of which originates outside the boundaries of the government itself. This leads them to transform to hybrid infrastructure - migrating and managing workloads across on-premises and off-premises data centers as well as private and public clouds and- permitting the consumption of evergreen software-as-a-service offerings.

Further, advances in cloud computing and storage, elastic networks, and sophisticated development and analytics platforms are making inexpensive, massively scalable computing resources available to virtually any government organization. As a result, government organizations that previously may have not been able to update their legacy infrastructure systems, are increasingly turning to companies such as Perspecta to help them implement these new digital systems. These digital tools are useful for government customers as they provide the ability to rapidly try new services, instantly scale those that deliver mission outcomes, and quickly eliminate those that do not.

Enterprise and Cloud Applications

Through our enterprise and cloud application services, we are able to assist government customers with the incorporation of enterprise and cloud applications that can be utilized to increase efficiencies and government capabilities. For example, utilizing expertise and longstanding experience in advising government organizations, we work with customers to develop bespoke applications to, among other things, enhance customer engagement and employee productivity. These services, which are provided through our development centers, include user experience design, mobile app development, native cloud app development, and testing. We also partner with organizations like The International Business Machines Corporation (“IBM”), Microsoft Corp. (“Microsoft”) and Oracle Corp. (“Oracle”) to provide application solutions. For example, we partner with IBM to help our government customers derive more value from legacy applications. We believe we are able to achieve this by leveraging IBM tools such as API Connect and IBM Cloud (formerly Bluemix) to develop solutions that allow new digital applications to interface seamlessly with legacy applications. Additionally, we help our government customers by improving third-party applications. For example, we have SAP application services that help our customers transform their SAP applications environment into a more cost-effective and efficient ecosystem.

We believe that demand for enterprise and cloud applications service will continue to be strong because modern government customers are increasingly moving away from on-premise, highly customized implementations of commercial off-the-shelf and government off-the-shelf software packages in favor of cloud native software-as-a-service alternatives. We believe government customers are making this change because, for the end user/consumer, cloud-native applications offer a continuous and rapid feed of new features, functions and capabilities, and for the government IT departments, cloud-native applications offer a much lighter workload, eliminating the need for personnel to manage updates, upgrades and patches.

Enterprise Security

With enterprise security services, we provide U.S. government customers increased protection in a time of growing cybersecurity risks. For example, our enterprise security services include providing data protection and privacy solutions and identity and access management solutions that can be implemented directly into existing government IT enterprise systems. Another aspect of our enterprise security is intelligent security operations, which provide tailored solutions to support the government customer’s digital enterprise, ultimately enabling it to monitor and respond to the evolving threat landscape. We also help customers by providing security advisory and security risk management services. These consultancy-led services help the government customer assess risks through penetration testing, vulnerability scanning, social engineering and attack simulations, and implement remediation plans to help ensure cybersecurity.

Due to the escalating risks associated with cyber-attacks, government customers are placing a greater emphasis on enterprise security. Further, expanding enterprise boundaries, building ecosystems with third parties and making information available to many more stakeholders, both inside and outside government, are all creating new security challenges for government customers to address. In this environment, a fortress mentality does not work. Government customers must strike a balance between enablement and protection, drawing on cybersecurity fundamentals but implementing these solutions using new and emerging technological approaches provided by companies such as Perspecta.

Mobility and Workplace

Through mobility and workplace services, we are able to provide to our government customers enterprise solutions that provide new workplace capabilities, improve efficiency and operational flexibility. For example, we have helped our government customers by providing virtual desktop services that untether data and desktop applications from physical user devices to give client workforce and partners secure access to desktops, applications, and data from any device, anywhere. In addition to providing desktop services, we also provide our government customers productivity applications such as providing the collaboration tools available through Microsoft Office 365 and Windows 10. In addition to providing mobility and workplace solutions, we also provide our government customers ongoing support and consulting. For example, we can help our government customers manage their mobile environment by providing solutions for procurement, provisioning, refresh, hardware and software support, security, and business usage analytics.

We believe that government demand for our mobility and workplace solutions will continue to grow because modern government customers are starting to adapt commercial sector initiatives such as open source communities and collaboration platforms. As a result of this initiative, government organizations are rapidly adopting cloud-native software- as-a-service offerings such as Microsoft Office 365, Skype, Teams, Slack and Facebook. These offerings provide dramatic new options for communication and collaboration, not only within government organizations, but also across government silos and out to partners and citizens.

Analytics

Our analytics services provide our U.S. government customers a wide range of tools to help understand, and improve, their organizations. For example, we have the ability to bring out-of-the-box technologies and data scientists to quickly support client needs and leverage existing investment. Further, our analytics solutions can be tailored to the customer’s needs and objectives, with right-sized tiered solutions and deployment options across clouds and on premise. We also utilize advanced, proprietary technologies, such as machine learning, artificial intelligence, and IoT, to provide enhanced insights with real-time situational intelligence and improved business outcomes. Our analytics services also include information governance consulting to help our government customers classify, archive and manage both physical and electronic data reliably and cost effectively.

Long Standing Relationships with Industry and Customers

We have partnered with, and provided technology-focused enterprise solutions to, the U.S. federal, state and local governments for more than 50 years. Utilizing our enterprise solutions, we have been able to aid a variety of U.S. government partners achieve significant improvements and milestones as further illustrated below:

Government Partner	Our Solution	Outcome
U.S. Navy
We provide the U.S. Navy with innovative solutions to secure its intranet, the largest in the world, by implementing a broad range of integrated security solutions to improve depth and secure posture, and network security and authentication for secure network access across all devices.
Through our multifaceted security solution, the U.S. Navy’s intranet successfully detects over 300 million threats and prevents over 2.5 billion unauthorized intrusion attempts per year.
Centers for Medicare and Medicaid Services (“CMS”)
As a result of the implementation of the Affordable Care Act, uninsured Americans were able to purchase health insurance through the Federal Health Insurance Marketplace (heathcare.gov) which we helped CMS and the U.S. government develop.

In the 2017 enrollment year, healthcare.gov achieved high performance and reliability goals. More than 18 million users were on the site from November 1 to December 15, including 700,000 users on the Spanish-language site. Despite high peak numbers on many days, site reliability and security was never compromised.  Open Enrollment 2018 represented a record year for the federal marketplace as well as state-based exchanges, even with the compressed enrollment period. Approximately 8.8 million Americans from 39 states signed up for coverage through the state exchanges.

County of San Diego
To help San Diego County probation officers more efficiently manage their caseloads outside the office, we developed the Probation Utility and Mobile Applications (“PUMA”), which empowered probation officers by providing on-demand access to their cases and the ability to enter contact notes in the field.

We rationalized and modernized hundreds of sprawling applications in a heterogeneous applications infrastructure across a distributed management structure, transforming the applications environment allowing for the county to achieve its IT vision of “anytime, anywhere” service.

As a result of the PUMA system developed by us, San Diego County probation officers were able to increase productivity by approximately 54% all the while ensuring accuracy and consistency.

Application rationalization and modernization resulted in a 25% reduction in applications and a refocusing of apps management personnel for higher value initiatives. Applications portfolio now in a position for further modernization in a cloud environment.

California Department of Corrections and Rehabilitation (“CDCR”)
To help the CDCR, which operates one of the largest correctional systems in the world, we developed the enterprise solution Strategic Offender Management System (“SOMS”) which streamlines processes by consolidating legacy databases and converting inmate records into digital files.
Created and hosted by us, the SOMS solution provides the CDCR an integrative record system for more than 175,000 offenders in the CDCR.
Defense Information Systems Agency (“DISA”)	We partnered with DISA to transform key applications and services to drive efficiencies, improve security and capture costs savings.
Through the integration of our offerings, DISA is able to provide integrated, interoperable and assured infrastructure capabilities, applications and services to its users across the software development lifecycle, engineering and technical support.

U.S. federal government
We are partnering with a client in the U.S. federal government to develop a DevOps environment, providing IT and engineering services for software residing on the government’s secure version of AWS. The program scope includes identifying, prioritizing, integrating, and testing new and modified software and components to satisfy the architectural vision of the enterprise of the Software Services Platform.

Through the contract, government client has enjoyed an exponential growth in the user base and the number of software services offerings to the enterprise community. As a result there is realized savings in project schedules and cost across the many contracts within the enterprise.

The above chart illustrates only a handful of the beneficial outcomes our enterprise solutions have afforded our U.S. government partners.

In addition, we serve as the prime contractor on 91% of work, as measured by annual revenue. We believe that our sophisticated solutions, and proprietary processes and tools developed over decades-long support of our customers’ missions make it difficult for our competitors to displace us. This is evidenced by our 90% historical re-compete win rate. In addition, we have longstanding relationships with our customers, with relationships with certain key customers spanning over 50 years.

Business Environment and Competitive Landscape

Market Dynamics and Potential for Growth

We believe significant change is coming to the government sector, enabled by new technologies and the demand for empowered citizens and employees. Instead of delivering services through traditional channels, agencies are expected to deliver new services that inspire public trust by holistically delivering outcomes that meet the rapidly changing needs of citizens and requirements of government policies. These services must be simple and flexible enough for citizens to evaluate, tailor and consume through multiple channels and multi-organizational composition.

To deliver on these growing expectations, government agencies can make substantive progress in four key areas: modern collaborative workplaces, hybrid cloud platforms, citizen/user experience platforms, and integrated digital service management platforms. To do this, government agencies are developing an ecosystem of partners and value-added service providers, connected through digital platforms. They are also overhauling processes through digital transformation and gaining control over their vast IT estate to become more effective and efficient in supporting programs.

At the center of this shift is a rapid migration from government-owned and developed custom IT systems, to standardized, service-delivered platforms and utilities. Clients - particularly the mission leaders who are driving purchasing decisions - see that standardized platforms are at least “good enough” to meet their needs and, in many cases, offer cost, scalability and interoperability benefits that would be unachievable with an “owned and operated” approach. In this environment, we believe a limited number of key digital platforms will become dominant, such as Microsoft (with Azure, Office 365 and Dynamics), AWS and ServiceNow.

We believe the market for providing technology-based enterprise solutions to the U.S. public sector, at the U.S. federal, state and local levels, has the potential for growth based on the following factors:

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Large addressable market. We expect the overall amount spent on contracted services between federal state and local governments will be more than $100 billion during the upcoming fiscal year and expect this amount to continue to see incremental growth in the near term.

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Increasing demand for technology-based enterprise solutions. We believe the public sector marketplace is undergoing a transformation where IT is being incorporated in all levels of the U.S. government. This transformation is being driven, at least in part, by the imperative that public agencies be able to anticipate changing demands of the public while staying ahead of threats and adversaries. Given the central role IT plays in this transformation, which will continue to evolve as demands and threats change, we believe there will be a continued demand for our enterprise solutions.

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Government-wide mandate to improve efficiency and reduce cost. U.S. federal, state and local governments have expressed a need to improve efficiency and reduce costs to help fund shifting government priorities such as national defense, cybersecurity, and an aging infrastructure. IT has the potential to disrupt traditional government business models and be an enabler of increased efficiency and cost savings, while improving public value.

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Government cloud-first policy. The U.S. federal government’s cloud-first policy, which has already driven an initial wave of migration to the cloud, with the easier migrations having been completed, is creating demand for complex cloud-based solutions to address the more difficult migrations. In addition, the Executive Branch of the U.S. federal government has recently announced significantly higher expectations for standardization, rationalization and modernization of IT, with significant targets for reduced IT budgets in order to redirect funding to mission priorities, especially in defense, the intelligence community and U.S. Department of Homeland Security. In addition to the U.S. federal government’s cloud-first policy, state chief information officers, or individuals holding similar positions (together, “State CIOs”), indicate that over 70% of states have cloud-first policies and over 70% are developing strategies to migrate legacy applications to the cloud according to a survey conducted by the National Association of State Chief Information Officers in 2016. As the IT market shifts, mission owners, with clear targets for policy outcomes, are becoming increasingly significant in digital decision making. This shift presents an opportunity for us to increase our market share and overall growth by leading government clients in digital business transformation to modern service-delivered platforms.

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Aging critical systems require modernization. Mission critical legacy applications are rapidly aging, but still have rising costs, decreased performance, reliability, and functionality issues. The U.S. federal government has prioritized modernizing their IT systems, including the passage of the Modernizing Government Technology Act attached to the FY 2018 National Defense Authorization Act, which created a working capital fund to support legacy modernization efforts. According to a survey conducted by the National Association of State Chief Information Officers in 2016, State CIOs have reported that legacy systems that have to be replaced or even modernized account for over 60% of their current applications. We believe that our customers require application modernization and transformation services to update legacy systems in order to maintain mission critical services and leverage social, mobile, analytical and cloud technologies to improve IT services available to government employees and citizens.

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Increased cybersecurity demands and focus. U.S. federal, state and local governments have established initiatives to modernize their cybersecurity in order to protect their IT enterprise systems. The need to secure large, complex, sensitive government networks, communications, data, and applications has created a growing demand for innovative security solutions to defend the country and protect sensitive information of its citizens.

Competitive Landscape

Our market for providing services to the U.S. public sector is highly competitive and favors participants with competitive cost structures and experience providing, procuring and delivering on bids. We believe we are well suited to compete given our experience and the breadth of professional IT services we can and have historically provided to our U.S. public sector customers. Given that we provide services across the U.S. public sector marketplace, we regularly compete with a range of companies including:

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Pure-play U.S. government service providers that are highly specialized firms with exceptional mission knowledge, customer intimacy or specific intellectual property ("IP") that can make them major competitors in the markets that they serve. Some of our competitors in this category include Leidos Holdings, Inc. (“Leidos”), Booz Allen Hamilton Inc., Consolidated Analysis Center Incorporated, General Dynamics Information Technology, Inc. (“General Dynamics”), Science Applications International Corporation, Engility Corporation, and ManTech International Corporation.

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Large defense contractors that are capable of competing across our entire market, possessing the reputation and ability to compete on large deals with any U.S. government agency and the financial strength to manage and execute large-scale programs. Some of the large defense contractors we regularly compete with include Lockheed Martin Corporation (“Lockheed Martin”), Northrop Grumman Corporation (“Northrop Grumman”), Raytheon Company (“Raytheon”), Boeing and General Dynamics.

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Diversified commercial consulting, technology and outsourcing service providers which are highly regarded and successful with commercial customers, but typically lack the breadth of public sector offerings and presence to compete broadly across the public-sector market. Some of our competitors in this category include subsidiaries of IBM, Deloitte & Touche LLP, AT&T Inc., Verizon Communications Inc., Dell Inc., Accenture plc, NTT Data Corp, Unisys Corporation, and CGI Group Inc.

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Small businesses generally providing services to the U.S. government pursuant to requirements and incentive programs designed to create entrepreneurial opportunities for small business owners. These can include businesses identified to receive a “fair proportion” of government contracts through the Small Business Act such as small disadvantaged businesses, woman owned small businesses, HUBZone businesses and service disabled veteran owned small businesses.

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Commercial IT vendors have recently emerged as players in the U.S. government market. These vendors include AWS, Microsoft Azure, Google Inc., Salesforce.com, Inc., ServiceNow, Inc. and other cloud providers.

Employees

We are led by an experienced team of senior executives with a long history of supporting the U.S. public sector. Our senior leadership has an average of over 18 years of experience in relevant industries or roles and are well regarded by our customers and partners.

As a service company providing enterprise solutions, our employees are our most valuable and important asset. We believe the quality and credentials of our employees represent a key differentiating feature in the market for our services. As of March 31, 2018, we had approximately 7,700 employees, with approximately 45% of our employees having some form of security clearance and approximately 27% of our employees having Top Secret and/or Sensitive Compartmented Information level clearance, which typically requires the completion of a polygraph.

Intellectual Property

Our services and solutions are not generally dependent upon patent protection, although we anticipate we will selectively seek certain patent protections. Our largely proprietary IP portfolio, comprising products, technical services, consulting, methodologies, and know-how, are licensed to us by DXC and protected using non-disclosure agreements and contractual arrangements, as well as one or more of the following: trade secret, patent, copyright or trademark protections.

For our work under U.S. federal government funded contracts and subcontracts, the U.S. federal government obtains certain rights to data, software and related information developed under such contracts or subcontracts. These rights may allow the U.S. federal government to disclose such data, software and related information to third parties.

Intellectual Property Arrangements with DXC

Pursuant to the Separation and Distribution Agreement (the "SDA") and the Intellectual Property Matters Agreement ("IPMA") entered into between us and DXC on May 31, 2018, DXC retained ownership of substantially all proprietary IP owned by DXC and USPS at the time of the Distribution and used by us. Pursuant to the IPMA, DXC grants us a perpetual, royalty-free, non-assignable license to certain know-how owned by DXC that we used to run our business prior to the Spin-Off. In addition, DXC grants us a perpetual, royalty-free, non-assignable license to certain software used in the conduct of the Perspecta business (including binaries, APIs, libraries, scripts, patches, configuration files, examples and documentation). Upon termination or expiration of the IPMA, we will only be entitled to access and use the then-current versions of the licensed products in our possession. The foregoing licenses granted to us will be restricted to use solely in connection with U.S. government and certain state and local government customers, and will be exclusive with respect to the federal government market for a period of five years, and non-exclusive with respect to certain U.S. state and local government customers. In addition, any improvements we make to such IP or derivative works of such IP that we develop during the five-year term of the agreement will be assigned to DXC and licensed back to us subject to the same limitations on use. DXC also grants a limited, non-exclusive, non-assignable, royalty-free license to use certain trademarks in connection with Perspecta for six months from the date of the IPMA to allow us to transition away from use of those that include “DXC” and certain other marks used historically by USPS. Any additional rights to use other DXC products, improvements or proprietary rights will be negotiated by the parties in good faith on commercially reasonable arm's-length terms.

Pursuant to the IPMA, we grant to DXC a perpetual, royalty-free, transferrable, assignable license to know-how owned by us as of the Spin-Off. Further, we grant to DXC a perpetual, royalty-free, fully paid-up, non-assignable license to any IP acquired or developed by us within six months following the Spin-Off (other than IP rights acquired from Vencore HC or KGS HC or their respective subsidiaries). During the first five years following the Distribution, the foregoing licenses granted by us will be restricted to use solely in connection with private sector customers on an exclusive basis and certain U.S. state and local government customers on a non-exclusive basis.

In addition to the foregoing licenses, we grant DXC a non-transferrable, non-assignable license for the five years following the Distribution to access, use, copy, make improvements and sublicense certain IP we obtained from our acquisition of Vencore HC or KGS HC and their respective subsidiaries. The foregoing license is exclusive with respect to DXC’s private sector business and non-exclusive for all other fields. Such license is royalty-free to the extent DXC does not commercially exploit the IP of Vencore HC or KGS HC or their respective subsidiaries, and will otherwise be subject to a commercially reasonable royalty, to be negotiated in good faith, for commercial exploitation. Further, we agreed to negotiate in good faith the terms and conditions of a license or services agreement relating to or permitting use by DXC of Perspecta Labs, Inc. ("Perspecta Labs", then named Vencore Labs Inc.) as acquired from Vencore HC and our existing security and digital protection service offerings, in each case on commercially reasonable arm's-length terms in DXC’s private sector field. Further, during the five years following the Distribution, DXC will have the first right to participate in the event Perspecta Labs wishes to pursue research and development which has potential applicability in the DXC private sector field. Perspecta Labs must notify DXC of such opportunities and DXC has the right to elect to enter a collaborative development and commercialization effort with Perspecta Labs.

All licenses granted to us by DXC will not extend to any acquiring party of our business, and will be limited to the Perspecta entities that are subsidiaries prior to such acquisition. If either we or DXC divest any portion of our businesses or acquire a new business, the licenses granted under the IPMA may follow such divested business or extend to such newly acquired business, provided the licensed party adheres to all restrictions on the relevant license, notably the relevant licensed fields of each party.

DXC will indemnify Perspecta from all losses incurred by Perspecta as a direct result of any third-party claim that Perspecta’s use of any improvements to the products licensed by DXC under the IPMA infringes or misappropriates any U.S. copyright, trademark or trade secret, except to the extent resulting from Perspecta’s modification, adaptation, failure to update, or third-party components. Perspecta will indemnify DXC from all losses incurred by DXC as a direct result of any third-party claim relating to Perspecta’s use of the products licensed by DXC, or arising from DXC’s use of Perspecta’s improvements to the licensed products, except to the extent resulting from DXC’s modification, adaptation, failure to update, or third-party components.

Regulatory Matters

As a U.S. government contractor, Perspecta’s business is heavily regulated and, as a result, our need for compliance awareness and business and employee support is significant. Specifically, Perspecta’s industry is governed by various laws and regulations, including but not limited to laws and regulations relating to: the formation, administration, and performance of contracts; the security and control of information and information systems; international trade compliance; human trafficking; and the mandatory disclosure of “credible evidence” of a violation of certain criminal laws receipt of significant overpayments, or violations of the civil False Claims Act. In addition, U.S. government contractors are generally subject to other federal and state laws and regulations, including:

•	the Federal Acquisition Regulation ("FAR"), agency supplements to the FAR, and related regulations, which regulate the formation, administration, and performance of U.S. federal government contracts;

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the False Claims Act, which allows the government and whistleblowers filing on behalf of the government to pursue treble damages, civil penalties, and sanctions for the provision of false or fraudulent claims to the U.S. federal government.

•	the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with the negotiation of certain contracts, modifications, or task orders;

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the Procurement Integrity Act, which regulates access to competitor bid and proposal information, as well as certain internal government procurement sensitive information, and regulates our ability to provide compensation to certain former government procurement officials;

•	laws and regulations restricting the ability of employees of the U.S. government to accept gifts or gratuities from a contractor;

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post-government employment laws and regulations, which restrict the ability of a contractor to recruit and hire current employees of the U.S. government and deploy former employees of the U.S. government;

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laws, regulations, and executive orders requiring the safeguarding of and restricting the use and dissemination of information classified for national security purposes or determined to be “controlled unclassified information,” "covered defense information," or “for official use only”;

•	laws and regulations relating to the export of certain products, services, and technical data, including requirements regarding any applicable licensing of our employees involved in such work;

•	laws, regulations, and executive orders regulating the handling, use, and dissemination of personally identifiable information in the course of performing a U.S. government contract;

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laws, regulations, and executive orders governing organizational conflicts of interest that may prevent us from bidding for or restrict our ability to compete for certain U.S. government contracts because of the work that we currently perform for the U.S. government;

•	laws, regulations, and executive orders that mandate compliance with requirements to protect the government from risks related to our supply chain;

•	laws, regulations, and mandatory contract provisions providing protections to employees or subcontractors seeking to report alleged fraud, waste, and abuse related to a government contract;

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the DoD's “Contractor Business Systems Rule,” which authorizes DoD agencies to withhold a portion of our payments if we are determined to have a significant deficiency in any of our accounting, cost estimating, purchasing, earned value management, material management and accounting, or property management systems; and

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the Cost Accounting Standards and the Cost Principles, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. government contracts and require consistency of accounting practices over time.

We are also subject to oversight by the U.S. Office of Federal Contract Compliance Programs (“OFCCP”) for federal contract and affirmative action compliance, including the following areas:

•	affirmative action plans;

•	applicant tracking;

•	compliance training;

•	customized affirmative action databases and forms;

•	glass ceiling and compensation audits;

•	desk and on-site audits;

•	conciliation agreements;

•	disability accessibility for applicants and employees;

•	diversity initiatives;

•	equal employment opportunity compliance;

•	employment eligibility verification (known as “E-Verify”);

•	internal affirmative action audits;

•	internet recruiting and hiring processes;

•	OFCCP administrative enforcement actions;

•	record-keeping requirements; and

•	Sarbanes-Oxley Act of 2002 compliance.

The U.S. federal government routinely revises its procurement practices and adopts new contract statutes, rules and regulations. In order to anticipate compliance with changes to laws and regulations, we participate in industry-wide associations that represent the industry perspectives on proposed regulations to the government, monitor proposed regulatory changes to adapt our policies and processes to accommodate the changes when they become effective, maintain compliance staff in our corporate departments, and conduct awareness and training for affected employees, such as our contracts staff and government compliance team.

The U.S. federal government has a broad range of tools available to enforce its procurement law and policies. These include debarring or suspending a particular contractor, certain of its operations and/ or individual employees from future government business. Individuals, on behalf of the federal government, may also bring qui tam suits against us for any alleged fraud related to payments under a U.S. federal government contract or program.

The U.S. federal government’s fiscal year ends on September 30. It is not uncommon for U.S. federal government agencies to award extra tasks or complete other contract actions in the weeks leading up to the end of its fiscal year in order to avoid the loss of unexpended fiscal year funds. We have generally experienced increased bid and proposal costs in the months leading up to the U.S. federal government’s fiscal year end as we pursue new contract opportunities being awarded at such time. We also experience some seasonality effects from the timing of the fiscal year end close for state and local governments, which in many instances are different than the U.S. federal government fiscal year end. In general, we tend to experience an increase in revenue in the first half of the calendar year from our state and local government customers as that is when funds are generally allocated to specific projects. Finally, we also tend to generate less revenue and profit from our labor services during the three months ending December 31, as a result of higher leave-taking during the holiday season.

Financial Information about Segments and Geographic Areas

The Company reports separately information about each of its operating segments that engage in business activities from which revenue is recognized and expenses are incurred, and for which discrete financial information is available. These operating results are regularly reviewed by the Company's chief operating decision maker, who is the chief executive officer. During the period prior to the Spin-Off, the Company had identified a single reportable segment that was regularly reviewed by the chief operating officer, who was the Company's chief operating decision maker during that period. Following, and as a result of, the Spin-Off and Mergers and the identification of a new chief operating decision maker, management reevaluated its reportable segments and determined that the information obtained, reviewed and used by the chief operating decision maker to manage the Company's financial performance is based on two reportable segments rather than one. These segments are aligned with the Company's industry verticals and include:

•	Defense and Intelligence - provides services to the DoD, intelligence community, branches of the U.S. Armed Forces, and other DoD agencies; and

•	Civilian and Health Care - provides services to the Departments of Homeland Security, Justice, and Health and Human Services, as well as other federal civilian and state and local government agencies.

The segment information for the period prior to the Spin-Off has been recast to reflect the Company's current reportable segments structure. For additional information, see exhibits 99.2, 99.3 and 99.4 included with the Company's Current Report on Form 8-K filed on November 14, 2018.

All of our revenues for the year ended March 31, 2018, the five-month period ended March 31, 2017, and the years ended October 31, 2016 and 2015 were attributable to U.S. customers. All of our long-lived assets are located in the United States.

Available Information

We use our corporate website, www.perspecta.com, as a routine channel for distribution of important information, including detailed company information, financial news, Securities and Exchange Commission (“SEC”) filings, Annual Reports, historical stock information and links to webcasts. Perspecta’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, all amendments to those reports, and the Proxy Statements for our Annual Meetings of Stockholders will be made available, free of charge, on our corporate website as soon as reasonably practicable after such reports have been filed with or furnished to the SEC. Our corporate governance guidelines, Board of Directors' committee charters (including the charters of the Audit Committee, Human Resources and Compensation Committee and Nominating/Corporate Governance Committee) and code of business conduct and ethics entitled "The Standard" are also available on our website. The information on our website is not incorporated by reference into, and is not a part of, this Annual Report on Form 10-K.

Any materials we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC, 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.